FORM 4


Check this box if no longer subject to
Section 16. Form 4 or Form 5
obligations may continue. See
Instruction 1(b).

(Print or Type Responses)

                 UNITED STATES SECURITIES AND EXCHANGE
                              COMMISSION
                        Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL
                              OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
         1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*     Kevin W. Smyth
                                             8816 Lake Sheen Court
                                             Orlando, FL  32836

2. Issuer Name and Ticker or Trading Symbol  Energy & Engine Technology
                                             Corporation  -  EENT

3. I.R.S. Identification Number of Reporting
Person, if an entity (voluntary)

4. Statement for                             03/14/2003
                                             Month/Day/Year


5. If Amendment, Date of Original
                                             (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

___                             __X__
Director                        10% Owner
___                             ____
Officer (give title below)      Other (specify below)

__________________________________

7.  Individual or Joint/Group Filing (Check Applicable Line)

_X__ Form filed by One Reporting Person

___ Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-  2A.  Deemed  3. Trans-   4. Securities Acquired (A)  5. Amount of     6. Ownership     7. Nature of
                      action     Execution    Action      or Disposed of (D)          Securities       Form:            Indirect
                      Date       Date if      Code                      A             Beneficially     Direct (D)       Beneficial
                      (Month/    any          (Instr. 8)                or            Owned Following  or Indirect (I)  Ownership
                      Day/Year)  (Month/      Code V      Amount        D     Price   Reported Trans.
                                 Day/Year)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock          03/14/03                L           382,942       A       0     5,100,000        D


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------

1. Title of  2.Conversion   3. Trans-  3A.  Deemed  4.Trans-  5. Number of   6. Date Exercisable            7. Title and Amount
Derivative   or Exercise    action     Execution    action    Derivative     and Expiration                 of Underlying
Security     Price of       Date       Date if      Code      Securities     Date (Month/                   Securities
(Instr.3)    Derivative     (Month/    any          (Instr.8) Acquired (A)   Day/Year
             Security       Day/Year)  (Month/                or Disposed
                                       Day/Year)              of (D)                                                 Amount or
                                                                             Date           Expiration               Number of
                                                    Code V    A        D     Exercisable    Date            Title    Shares
------------------------------------------------------------------------------------------------------------------------------------


Table II - Continued
------------------------------------------------------------------------------------------------------------------------------------
8. Price of   9. Number of   10. Ownership   11. Nature of
Derivative    Derivative     Form of         Indirect
Security      Securities     Derivative      Beneficial
              Beneficially   Security        Ownership
              Owned Follow-  Direct (D) or
              ing Rptd.      Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:
File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure


/s/ Kevin W. Smyth
**Signature of Reporting Person

03/17/2003
Date